As filed with the United States Securities and Exchange Commission on February 27, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TechnipFMC plc

(Exact Name of Registrant as Specified in its Charter)

England and Wales	3533	98-1283037
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One St. Paul’s Churchyard

London, EC4M 8AP

United Kingdom

(Address, including zip code, of principal executive offices)

FMC Technologies, Inc. Savings and Investment Plan

FMC Puerto Rico Savings and Investment Plan

FMC Technologies, Inc. International Savings and Investment Plan

FMC Technologies, Inc. Non-Qualified Savings and Investment Plan

(Full title of the plans)

Dianne B. Ralston, Esq.

Executive Vice President, Chief Legal Officer and Secretary

TechnipFMC plc

11740 Katy Freeway

Energy Tower 3

Houston, Texas 77079

United States

Telephone: (281) 591-4000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Ryan Maierson, Esq.

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

United States

Telephone: (713) 546-7420

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, nominal value $1 per share	4,500,000 (1)	$32.18	$144,810,000.00	$16,783.48

(1)	Issuable under the FMC Technologies, Inc. Savings and Investment Plan, the FMC Puerto Rico Savings and Investment Plan, the FMC Technologies, Inc. International Savings and Investment Plan and the FMC Technologies, Inc. Non-Qualified Savings and Investment Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) of the Securities Act. The proposed maximum offering price per share is based on the average of the high and low prices of the ordinary shares of TechnipFMC plc as reported on the New York Stock Exchange on February 17, 2017.

EXPLANATORY NOTE

On January 16, 2017, pursuant to the Business Combination Agreement, dated as of June 14, 2016 (as amended, the “Business Combination Agreement”), providing for a business combination among FMC Technologies, Inc., a Delaware corporation (“FMCTI”), Technip S.A., a French société anonyme (“Technip”), and TechnipFMC plc, a public limited company incorporated under the laws of England and Wales (the “Registrant”), (i) Technip merged with and into the Registrant (the “Technip Merger”), with the Registrant surviving the Technip Merger, and immediately thereafter, (ii) a wholly owned indirect subsidiary of the Registrant (“Merger Sub”) merged with and into FMCTI (the “FMCTI Merger” and, together with the Technip Merger, the “Mergers”), with FMCTI surviving the FMCTI Merger as a wholly owned subsidiary of the Registrant.

The FMC Technologies, Inc. Savings and Investment Plan, FMC Puerto Rico Savings and Investment Plan, FMC Technologies, Inc. International Savings and Investment Plan and FMC Technologies, Inc. Non-Qualified Savings and Investment Plan (collectively, the “Plans”) became employee benefit plans sponsored and maintained by a subsidiary of the Registrant as a result of the FMCTI Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the U.S. Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in a Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the Plans are available without charge by contacting:

TechnipFMC plc

Attn: Dianne B. Ralston

11740 Katy Freeway

Energy Tower 3

Houston, Texas 77079

United States

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Registrant’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 25, 2016 (the “Prospectus”), except for the sections entitled “Opinion of Evercore as Financial Advisor to FMCTI” and “Opinions of Rothschild and Goldman Sachs as Financial Advisors to Technip”;

(b) the Registrant’s Current Reports on Form 8-K filed with the Commission on December 14, 2016, December 21, 2016, January 17, 2017, and February 24, 2017;

(c) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on January 13, 2017;

(d) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (c) above; and

(e) the description of the ordinary shares of the Registrant, nominal value $1 per share (the “Ordinary Shares”) contained in the Prospectus under the heading “Description of Topco Shares.”

All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since October 25, 2016 and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is currently a public limited company incorporated in England and Wales or under English law. Chapter 7 of Part 10 of the U.K. Companies Act 2006 contains provisions relating to directors’ liability. All statutory references in this Item 20 are to the U.K. Companies Act 2006.

Section 232(1) makes void any provision that purports to exempt a director of a company from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.

Section 232(2) makes void any provision by which a company directly or indirectly provides an indemnity for a director of the company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company, except if permitted as:

(a)	liability insurance within Section 233;

(b)	qualifying third-party indemnity provisions falling within Section 234; or

(c)	qualifying pension scheme indemnity provision under Section 235.

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Section 234 allows the Registrant to provide an indemnity against liability incurred by a director to someone other than the Registrant or an associated company of the Registrant. Such an indemnity does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal or civil proceedings or application for relief under Sections 661 (power of court to grant relief in case of acquisition of shares by innocent nominee) or 1157 (general power of court to grant relief in case of honest and reasonable conduct) of the U.K. Companies Act 2006.

Section 235 allows the Registrant to provide indemnification to a director that is a trustee of an occupational pension scheme if joint liability incurred in connection with the company’s activities as trustee of the scheme. Such provision does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal proceedings.

Any indemnity provided under Section 234 or Section 235 must be disclosed in the company’s annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every member has a right to inspect and request such copies under Section 238).

Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company can be ratified, in accordance with Section 239, by a resolution of the members of the company, disregarding the votes of the director (if a member) and any connected member.

The articles of association of the Registrant provide that, subject to the U.K. Companies Act 2006, the Registrant may indemnify (i) any person who is or was a director of the Registrant or any associated company against any loss, cost, charge or liability incurred by him as a director in the actual or purported execution and/or discharge of his duties or in relation to them whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise; and (ii) any person who is or was a director of an associated company that is a trustee of an occupational pension scheme, against any loss, cost, charge or liability incurred by him as a director in connection with the company’s activities as trustee of an occupational pension scheme.

The articles of association of the Registrant also provide that, subject to the U.K. Companies Act 2006, the Registrant may purchase and maintain insurance for or for the benefit of any person who is or was a director, officer or employee of the Registrant, or any corporate entity which is or was the holding company or subsidiary undertaking of the Registrant, or in which the Registrant or such holding company or subsidiary undertaking has or had any interest or with which the Registrant or such holding company or subsidiary undertaking is or was in any way allied or associated. This includes, without limitation, insurance against any loss or liability or any expenditure such director, officer or employee may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his or her duties or in the exercise or purported exercise of his or her powers or otherwise in relation to his or her duties, powers or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the Registrant or the relevant body.

The Business Combination Agreement provides that, to the extent permitted by applicable law, for a period of six years from and after completion of the Mergers, the Registrant will indemnify and hold harmless and provide advancement of expenses to each past and present (as of completion of the Mergers) director, officer, and employee of FMCTI, Technip or any of their subsidiaries against all costs or expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any civil, criminal, administrative or investigative proceeding arising out of or pertaining to any act or omission of such director, officer or employee (i) in each case, to the same extent as such person is indemnified or has the right to advancement of expenses as of May 18, 2016 by FMCTI, Technip or their subsidiaries, as applicable, pursuant to the organizational documents and indemnification agreements thereof and (ii) with respect to directors and officers, to the fullest extent permitted by applicable law, in each case for acts or omissions occurring at or prior to the completion of the Mergers.

The Business Combination Agreement further provides that, for a period of not less than six years after completion of the Mergers, the organizational documents of the Registrant (and any successor thereto) will contain provisions providing for the elimination of liability of directors, indemnification of officers and directors and advancement of expenses to the fullest extent permitted by applicable law. Additionally, for the benefit of Technip’s and FMCTI’s directors and officers, the Registrant will cause to be maintained for a period of six years after completion of the Mergers the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Technip and FMCTI (provided that the Registrant (or its successor) may substitute another policy with at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before completion of the Mergers; provided, however, that the Registrant is not required to spend more than 200% of the annual premiums currently paid by Technip or FMCTI, as applicable, for such insurance annually. Alternatively, the Registrant may purchase a six year “tail” prepaid policy; provided that the aggregate amount paid by the Registrant will not exceed 1200% of the annual premiums paid by Technip or FMCTI as of the date of the Business Combination Agreement, as applicable, for their current policies of directors’ and officers’ liability insurance and fiduciary liability insurance annually.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on this 27th day of February, 2017.

TechnipFMC plc

/s/ Dianne B. Ralston (attorney-in-fact)
Name: Douglas J. Pferdehirt
Title: Director and Chief Executive Officer
(Principal Executive Officer)

/s/ Maryann T. Mannen
Name: Maryann T. Mannen
Title: Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

/s/ Dianne B. Ralston (attorney-in-fact)
Name: Thierry Pilenko
Title: Director and Executive Chairman

/s/ Dianne B. Ralston (attorney-in-fact)
Name: Arnaud Caudoux
Title: Director

/s/ Dianne B. Ralston (attorney-in-fact)
Name: Pascal Colombani
Title: Director

/s/ Dianne B. Ralston (attorney-in-fact)
Name: Marie-Ange Debon
Title: Director

/s/ Dianne B. Ralston (attorney-in-fact)
Name: Eleazar de Carvalho Filho
Title: Director

/s/ Dianne B. Ralston (attorney-in-fact)
Name: Claire S. Farley
Title: Director

/s/ Dianne B. Ralston (attorney-in-fact)
Name: Didier Houssin
Title: Director

/s/ Dianne B. Ralston (attorney-in-fact)
Name: Peter Mellbye
Title: Director

/s/ Dianne B. Ralston (attorney-in-fact)
Name: John O’Leary
Title: Director

/s/ Dianne B. Ralston (attorney-in-fact)
Name: Richard A. Pattarozzi
Title: Director

/s/ Dianne B. Ralston (attorney-in-fact)
Name: Kay G. Priestly
Title: Director

/s/ Dianne B. Ralston (attorney-in-fact)
Name: Joseph Rinaldi
Title: Director

/s/ Dianne B. Ralston (attorney-in-fact)
Name: James M. Ringler
Title:Director

/s/ Dianne B. Ralston
Name: Dianne B. Ralston
Title: Authorized Representative in the United States

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

3.1*	Articles of Association of TechnipFMC plc (attached as Exhibit 3.1 to TechnipFMC plc’s Form 8-K filed on January 17, 2017 (File No. 333-213067))

4.1*	Amended and Restated FMC Technologies, Inc. Savings and Investment Plan, dated January 28, 2013 (incorporated by reference from Exhibit 10.20 to the Annual Report on Form 10-K of FMC Technologies, Inc. filed on February 22, 2013 (File No. 001-16489))

4.1(a)*	First Amendment to the Amended and Restated FMC Technologies, Inc. Savings and Investment Plan, dated October 3, 2013 (incorporated by reference from Exhibit 10.20.a to the Annual Report on Form 10-K of FMC Technologies, Inc. filed on February 21, 2014 (File No. 001-16489))

4.1(b)*	Second Amendment to the Amended and Restated FMC Technologies, Inc. Savings and Investment Plan, dated February 7, 2014 (incorporated by reference from Exhibit 10.20.b to the Annual Report on Form 10-K of FMC Technologies, Inc. filed on February 21, 2014 (File No. 001-16489))

4.1(c)*	Third Amendment to the Amended and Restated FMC Technologies, Inc. Savings and Investment Plan, dated April 30, 2014 (incorporated by reference from Exhibit 10.20.c to the Annual Report on Form 10-K of FMC Technologies, Inc. filed on February 24, 2016 (File No. 001-16489))

4.1(d)*	Fourth Amendment to the Amended and Restated FMC Technologies, Inc. Savings and Investment Plan, dated December 18, 2015 (incorporated by reference from Exhibit 10.20.d to the Annual Report on Form 10-K of FMC Technologies, Inc. filed on February 24, 2016 (File No. 001-16489))

4.1(e)	Fifth Amendment to the Amended and Restated FMC Technologies, Inc. Savings and Investment Plan, dated December 22, 2016

4.1(f)	Sixth Amendment to the Amended and Restated FMC Technologies, Inc. Savings and Investment Plan, dated January 13, 2017

4.2	Amended and Restated FMC Puerto Rico Savings and Investment Plan, dated as of January 1, 2000

4.2(a)	Second Amendment of FMC Puerto Rico Savings and Investment Plan, dated as of December 20, 2010

4.3*	Amended and Restated FMC Technologies, Inc. Non-Qualified Savings and Investment Plan, dated July 31, 2008 (incorporated by reference from Exhibit 10.9 to the Annual Report on Form 10-K of FMC Technologies, Inc. filed on March 1, 2010 (File No. 001-16489))

4.3(a)*	First Amendment to the FMC Technologies, Inc. Non-Qualified Savings and Investment Plan, dated October 29, 2009 (incorporated by reference from Exhibit 10.9 to the Quarterly Report on Form 10-Q of FMC Technologies, Inc. filed on November 3, 2009 (File No. 001-16489))

4.3(b)*	Second Amendment to the FMC Technologies, Inc. Non-Qualified Savings and Investment Plan, dated December 18, 2015 (incorporated by reference from Exhibit 10.14.b to the Annual Report on Form 10-K of FMC Technologies, Inc. filed on February 24, 2016 (File No. 001-16489))

5.1	Opinion of Latham & Watkins LLP (London), as to the validity of the securities being registered

23.1	Consent of PricewaterhouseCoopers Audit and Ernst & Young et Autres

23.2	Consent of KPMG LLP

23.3	Consent of Latham & Watkins LLP (London) (included in Exhibit 5.1)

24.1	Power of Attorney

99.1	FMC Technologies, Inc. International Savings and Investment Plan Summary Plan Document

*	Previously filed.